Prospectus Supplement No. 5 To Prospectus dated March 28, 2022	Filed Pursuant to Rule 424(b)(3) Registration No. 333-252241

Clever Leaves Holdings Inc.

Primary Offering of
17,777,361 Common Shares Issuable Upon Exercise of Warrants
332,961 Common Shares Issuable Upon Conversion of Non-Voting Common Shares
125,370 Common Shares Issuable Upon Exercise of Options

Secondary Offering of
3,654,707 Common Shares
4,900,000 Warrants to Purchase Common Shares
4,900,000 Common Shares Issuable upon Exercise of Warrants

This Prospectus Supplement No. 5 supplements the Prospectus dated March 28, 2022 (the “Prospectus”) of Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form S-1 (File No. 333-252241). This Prospectus Supplement No. 5 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2022. This Prospectus Supplement No. 5 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 24, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2022

Clever Leaves Holdings Inc.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-39820	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6501 Congress Avenue, Suite 240 Boca Raton, FL	33487
(Address of principal executive offices)	(Zip Code)

(561) 634-7430
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common shares without par value	CLVR	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one common share at an exercise price of $11.50	CLVRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders

On June 24, 2022, Clever Leaves Holdings, Inc. (the “Company”) held its annual meeting of shareholders (the “Annual Meeting”). The following is a brief description of each proposal voted upon at the Annual Meeting and the final voting results for each such proposal. For more information about these proposals, please refer to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 10, 2022.

Proposal 1: Election of Directors

The director nominees listed below were elected to serve on the Company’s Board of Directors for a term of one year. The results of the vote were as follows:

Name of Nominee	For	Withhold	Broker Non-Votes
Andres Fajardo	12,855,223	143,765	7,092,012

Elisabeth DeMarse	10,189,171	2,809,817	7,092,012

Gary M. Julien	10,140,069	2,858,919	7,092,012

George J. Schultze	10,443,839	2,555,149	7,092,012

William Muecke	12,865,165	133,823	7,092,012

Proposal 2: Appointment of the Company’s Independent Registered Public Accounting Firm

The shareholders have appointed BDO Canada LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. The results of the vote were as follows:

For	Against	Abstain	Broker Non-Votes
19,923,617	122,620	44,763	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clever Leaves Holdings Inc.

By:	/s/ David M. Kastin
Name:	David M. Kastin
Title:	General Counsel and Corporate Secretary

Date: June 24, 2022